UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2013

NBCUniversal Media, LLC
(Exact Name of Registrant as Specified in Charter)

Delaware	333-174175	14-1682529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza, New York, New York
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 664-4444

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 27, 2013, Comcast Corporation (“Comcast”), Comcast Cable Communications, LLC, Comcast Cable Holdings, LLC, Comcast MO Group, Inc. and Comcast MO of Delaware, LLC (collectively, the “Cable Guarantors”) and NBCUniversal Media, LLC (“NBCUniversal”) entered into a series of agreements and supplemental indentures to include NBCUniversal as part of Comcast’s existing cross-guarantee structure.  As members of the cross-guarantee structure, Comcast and the Cable Guarantors fully and unconditionally guarantee NBCUniversal’s public debt securities, and NBCUniversal fully and unconditionally guarantees all of Comcast’s and the Cable Guarantors’ public debt securities, as well as Comcast’s $6.25 billion revolving credit facility.

The sale by Comcast of a guarantor subsidiary (a “Sold Guarantor”), or of all or substantially all of the Sold Guarantor’s assets, releases the Sold Guarantor’s guarantee, but such a sale does not release Comcast’s or the other guarantors’ guarantees of the Sold Guarantor’s public debt securities.

Including NBCUniversal in the cross-guarantee structure does not result in NBCUniversal guaranteeing the obligations of NBCUniversal Enterprise, Inc. with respect to its $4.0 billion aggregate principal amount of senior debt securities, $1.35 billion credit facility, or $724.7 million liquidation preference of Series A cumulative preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBCUNIVERSAL MEDIA, LLC
Date:	March 27, 2013	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President